Exhibit 99.1

PILGRIM’S PRIDE CORPORATION
REVISES FIRST FISCAL QUARTER EARNINGS GUIDANCE

ANNOUNCES FURTHER RESTRUCTURING OF
FRANCONIA, PA TURKEY OPERATIONS

ANNOUNCES FIRST FISCAL QUARTER’S CONFERENCE CALL FOR
JANUARY 23, 2006

PITTSBURG, Texas — January 3, 2006—Pilgrim’s Pride Corporation (NYSE: PPC) today announced that it is lowering its previously issued earnings guidance for its first quarter of fiscal 2006 to a range of $0.36 to $0.41 per share, which excludes charges associated with the further restructuring of its Turkey operations and certain one time tax benefits in the Company’s Mexico operations, which amounts have not been fully determined at this time, however, we currently do not expect the net of these two items to be material, versus the $0.75 to $0.85 per share range previously communicated by the Company. The results for the quarter are expected to be less than previously forecasted due primarily to a significantly worse than expected performance in the Company’s Mexico operations and lower sales prices realized during the quarter on chicken leg quarters in its U.S. operations.

“We are extremely disappointed with the results realized this quarter by our Mexico operations,” stated Mr. O.B. Goolsby, President and Chief Executive Officer of Pilgrim’s Pride Corporation. “After turning in a record performance last fiscal year, the turn about we saw this quarter was significant as sales momentum during the Christmas holiday season in Mexico failed to live up to expectations and last year’s performance. Additionally, our U.S. operations were negatively impacted by sharp declines in the selling price for chicken leg quarters, which declined from an average selling price of $0.45 per pound in the fourth fiscal quarter of 2005 to approximately $0.29 per pound in the first fiscal quarter of 2006. We attribute this drop in selling price primarily to the effects focus and concern over avian influenza has had on international demand for poultry products and to the disruptions caused by having to reroute product in transit to locations other than those intended as these concerns materialized.”

Turkey Division Restructuring
“Today we also are announcing plans to further restructure our turkey business by ceasing the production of ground turkey and cooked turkey deli breast meat items at our Franconia, PA further processing plant effective March 3, 2006. After this time, this facility will focus strictly on the Company’s profitable refrigerated salads line and our Turkey operations will be limited to fresh and frozen whole turkeys, produced in New Oxford, PA.” Goolsby added.

“The restructuring is expected to have a positive impact on annualized pre-tax earnings of approximately $10 - $15 million per year, reduce working capital employed in the Franconia plant by approximately $13 million and will result in a reduction in workforce of approximately 300 employees.”

The Company is also withdrawing its previously issued guidance for the rest of fiscal 2006, which is not being updated at this time but intends to update such guidance during a conference call to discuss the Company's first quarter of fiscal 2006 financial results which will be held at 10:00 a.m. CDT (11:00 a.m. EDT) on January 23, 2006. To listen live via telephone, call 800-391-2548, verbal pass code Pilgrim’s Pride or VG495227. The call will also be webcast live on the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=68228&eventID=1189714 (Please copy and past the link into the browser)

The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available beginning at 2:00 p.m. CDT on January 23 through January 30 at 800-355-2355 pass code 495227#.

Pilgrim's Pride Corporation is the second-largest poultry producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim's Pride employs more than 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, California, Florida, Iowa, Mississippi, Utah and Wisconsin.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico.

For more information, please visit www.pilgrimspride.com

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including the earnings guidance for the first quarter of fiscal 2006 and our expectations regarding the financial effects of the restructuring of our Turkey operation, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward- looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct or operations and/or demand for our poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate changes in laws or regulations affecting our operations or the application thereof; competitive factors and pricing pressures or the loss of one or more of our largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; management of our cash resources, particularly in light of our leverage, and restrictions imposed by and as a result of, our leverage; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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For further information contact:
Rick Cogdill
                       Pilgrim's Pride Corporation
                       (903) 434-1508